UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2016 (December 22, 2016)

BLACKROCK CAPITAL INVESTMENT

CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00712	20-2725151
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

40 East 52nd Street

New York, NY 10022

(Address of principal executive offices)

(212) 810-5800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Board Size Increase

On December 22, 2016, the Board of Directors (the “Board”) of BlackRock Capital Investment Corporation (“BlackRock Capital”, the “Company”, “we” or “our”) increased the number of directors that constitute the Board from seven (7) members to eight (8) members, effective as of January 1, 2017.

Resignation of Chairman of the Board and Chief Executive Officer

On December 22, 2016, Steven Sterling announced that he will be stepping down as Chairman of the Board and Chief Executive Officer of the Company, effective as of the end of the day on December 31, 2016. Mr. Sterling will continue to serve on the Board and will provide services to the Company pursuant to a consulting services agreement with BlackRock, Inc. (together with certain of its affiliates, collectively “BlackRock”). The consulting services agreement expires June 30, 2017, unless terminated earlier by either party.

Appointment of New Director and Chairman of the Board

On December 22, 2016, the Board appointed James E. Keenan as director to fill the newly created directorship resulting from the increase in the authorized number of directors from seven to eight members, effective as of January 1, 2017. Mr. Keenan was appointed as an interested Class III director and as the Chairman of the Board. His term will expire at the 2019 annual meeting of stockholders of the Company at which the Class III directors stand for election.

James E. Keenan, CFA and Managing Director of BlackRock, is Global Head of Fundamental Credit as well as a member of BlackRock’s Global Operating Committee and the BlackRock Alternative Investment Executive Committee. Mr. Keenan leads the strategy for Global Fundamental Credit and is responsible for providing oversight of the investment process and performance, the partnerships with BlackRock’s distribution channels, and the team’s infrastructure. Mr. Keenan has oversight of the Investment Grade Credit and Sub-Investment Grade Credit businesses and is Chief Investment Officer of the Leveraged Finance team, overseeing global high yield, leveraged loans, alternative, and distressed products.

Prior to joining BlackRock in 2004, Mr. Keenan was a Senior High Yield Trader at Columbia Management Group. He began his investment career at UBS Global Asset Management where he was a Trader and Research Analyst from 1998 through 2003.

Mr. Keenan earned a BBA degree in finance from the University of Notre Dame in 1998.

Appointment of New Chief Executive Officer

On December 22, 2016, the Board appointed Michael J. Zugay as Chief Executive Officer of the Company, effective as of January 1, 2017.

Michael J. Zugay, Managing Director of BlackRock, is Head of Investments for BlackRock’s US Private Capital Group, based out of BlackRock’s New York office. In his current role, Mr. Zugay leads the team’s underwriting and monitoring of its middle market private investments, including investments on behalf of the Company as well as serves as Vice Chairman of the US Private Capital’s investment committee. Effective January 1, 2017, he will become Chairman of US Private Capital’s investment committee.

Before joining BlackRock in 2015, Mr. Zugay was a Managing Director for Ares Management’s Direct Lending Group where he was responsible for sourcing, evaluating, structuring and executing private debt and equity investments with approximately $25 billion of committed capital, the primary funding vehicle was a publicly-traded business development company (Nasdaq: ARCC). Prior to joining Ares in 2004, Mr. Zugay worked at Zolfo Cooper, a debt restructuring firm, where he was involved in several large corporate restructurings. Mr. Zugay began his career at Donaldson, Lufkin and Jenrette (“DLJ”) as an analyst in its corporate finance investment banking program and later joined UBS as a generalist in its investment banking division in Los Angeles, CA.

Mr. Zugay earned a BS degree in Finance with a minor in Economics from the Pennsylvania State University in 2001, where he graduated with honors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACKROCK CAPITAL INVESTMENT CORPORATION

Date: December 22, 2016	By:	/s/ Donna M. Milia
Name: Donna M. Milia
Title: Chief Financial Officer and Treasurer